EMPLOYMENT AGREEMENT

           THIS AGREEMENT is made effective this 5th day of June, 1992 by and between:

          INTERPOOL LIMITED, a Barbados Corporation with its executive offices located at 211 College Road East, Princeton, New Jersey 08540; and

           WILLIAM GEOGHAN (the “Executive”) with an address at 104 Johnstone Drive, Pennington, New Jersey 08534

W I T N E S S E T H:

          WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon and subject to the terms and conditions hereinafter set forth:

          NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, contract and agree as follows:

           1.   ACCEPTANCE AND EMPLOYMENT. The Company hereby employs the Executive and the Executive accepts and agrees to such employment upon and subject to the terms and conditions set forth herein.

           2.   PLACE OF EMPLOYMENT: The Executive shall be employed by the Company and perform all services required hereunder at the Company office located at 211 College Road East, Princeton, New Jersey or at such other location, which location shall not be further than twenty five miles from said office, as the Company shall designate. The Executive recognizes that travel may be necessary to the performance of his duties hereunder. The Company agrees that the Company shall not require overnight travel in excess of thirty nights per year.

           3.   TERM: The term of this Agreement shall commence upon the signing by all parties and shall, if neither extended nor terminated in accordance herewith, continue for a period of three (3) years.

           4.   RENEWAL: On each and every annual anniversary date hereof, this Agreement shall, without further action by the parties, renew for an additional one year period unless and until the Company shall notify the Executive in writing of its intention not to renew this Agreement beyond the then current term. Said notice shall be in writing and delivered to the Executive not less than thirty (30) days prior to the renewal date.

           5.   AUTHORITY AND DUTIES: During the term hereof, the Executive shall be the Controller of the Company and shall have responsibility and correlative authority in respect to all phases of the Company’s accounting and related affairs, subject only to the superior authority, direction and control of the Company’s President and Chief Executive Officer. During the Employment Period, the Executive shall devote his entire time, attention, energies, skill and abilities, during usual business hours and at such other or additional times as may reasonably be required or as the Executive’s duties and responsibilities may occasionally necessitate in carrying out his duties and responsibilities.

           6.   COMPENSATION: As compensation for all services to be rendered by the Executive hereunder during the Employment Period, the Company shall pay to the Executive in respect of each calendar year or portion thereof during the Employment Period a salary at the rate of Seventy Three Thousand Five Hundred ($73,500.00) Dollars per year, in equal biweekly installments. All salary shall be subject to withholding and all other applicable taxes. Any increase in compensation for renewal periods shall be subject to approval by the Board of Directors.

           7.   SUPPORT SERVICES, FACILITIES AND REIMBURSEMENT: The Company shall provide the Executive with such office facilities and stenographic or secretarial services as his duties and authority may reasonably require. The Executive may incur additional expenses during the Employment Period in connection with his duties and responsibilities to the Company and for the promotion of its business, or for entertainment, travel and other purposes directly related to the Company's business, and the Company will reimburse the Executive for such of his additional expenses as are reasonable. Reimbursement shall be made subject to appropriately detailed explanations of and accounting for such reimbursement of expenses.

           8.   HEALTH AND LIFE INSURANCE: The Executive shall be entitled to participate in any health insurance, life insurance or other plans or programs which may now be in effect or which may hereinafter be adopted, under the same terms of participation as shall be offered to the general employment force of the Company.

            9.   VACATION: The Executive shall be entitled to vacation of four (4) weeks per year without reduction in compensation.

           10.   NONCOMPETITION:

           (a)   The Executive covenants and agrees:

                      (i)   That he will not knowingly divulge any material or confidential proprietary matters of the Company which are not otherwise in the public domain, including, without limitation, financial records, trade secrets, business plans, pricing policies, and customer lists, except as required in the course of performing duties hereunder or as required by law, regulation or judicial or other legal process, either during or after the termination of employment by the Company;

                     (ii)   That he will deliver promptly to the Company on termination of his employment by the Company, at the Company's expense, all memoranda, notes, records, reports and other documents, and all copies thereof, relating to the business of the Company which he obtained while employed by, or otherwise serving or acting on behalf of, the Company, and which he may then possess or have under his control;

                     (iii)   That during the Employment Period, the Executive, alone or together with any other person, firm, partnership, corporation or other entity whatsoever, except any subsidiaries or affiliates of the company, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, landlord, sublandlord, public relations or advertising representative, management consultant or otherwise, will not engage in, or become or be interested in or associated with, any other person, corporation, firm, partnership or other entity whatsoever engaged in a business in which the Company shall then be engaged in or in which the Company within the preceding twelve (12) months engaged in or at any time during such period was the subject of a formal business proposal which the Company was actively considering.

           (b).   With respect to employment after termination of the Executive's employment with the Company:

           (i)   Throughout his employment and for a period of two (2) years after termination of his employment, he will not directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ; aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the 365 day period next preceding such requested aid; induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of said period to transact business with a competitor of the Company; or participate in planning for or accept any employment or any other association with any company which then employs more than two former employees of Company within the 365 day period next preceding his termination of employment with the Company without the prior written consent of the Company.

           (ii)   Notwithstanding the provisions of clauses above, the Executive may own, as an inactive investor, securities of any corporation listed on a national securities exchange or regularly traded in the over-the-counter market, so long as his beneficial ownership in any one such corporation shall not in the aggregate constitute more than five percent (5%) of any class of equity securities of such corporation.

           11.   REMEDIES FOR BREACH: The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in Section 10 will be inadequate and that the Company, in addition to such other remedies as may be available to it in law or in equity, shall be entitled to institute proceedings in any court or courts of competent jurisdiction to obtain damages for breach of this Agreement and permanent injunctive relief without bond or other security. The parties further agree that the Company shall be entitled to apply to any court having jurisdiction for temporary injunctive relief pending permanent injunctive relief in arbitration.

           12.   DISABILITY. If the Board of Directors of the Company shall, upon medical advice, determine that, by reason of physical or mental illness or injury, continuing for ninety (90) or more days in any period of six (6) consecutive calendar months, the Executive has been substantially unable to render the services that he performed prior to such illness or injury, then after his absence or impaired ability for such period (“Disability”), the Executive’s employment and compensation hereunder shall cease as of the first day following such period. The Board of Directors of the Company may from time to time in its sole discretion authorize the payment of compensation to the Executive in the event of Disability.

           13.   DEATH: Upon the death of the Executive, this Agreement shall terminate and neither the estate nor the survivors and heirs of the Executive shall be entitled to any continuing compensation hereunder.

           14.   TERMINATION FOR CAUSE. In case of (i) any fraudulent or illegal conduct by the Executive, or (ii) the Executive's willful failure to perform his services hereunder continuing for more than ten (10) days after written notice by the Company to the Executive, which shall specify in reasonable detail the details of such failure, or (iii) the Executive's refusal to comply with reasonable directions of the Company President and Chief Executive Officer not inconsistent with the provisions of this Agreement, to perform after written notice by the Company to the Executive which shall specify in reasonable detail the details of such failure, the Company may forthwith summarily terminate the Executive's employment hereunder and his employment and compensation shall cease accordingly but without prejudice to any other rights and remedies of the Company under this Agreement or otherwise.

           15.   ARBITRATION: (a) Except as otherwise provided herein, any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or rescission, shall be settled by arbitration before a panel of three arbitrators in New Jersey in accordance with the then current rules of the American Arbitration Association.

           (b)   The parties consent to the jurisdiction of the Supreme Court of the State of New Jersey for all purposes in connection with arbitration, including the entry of judgment on any award; and consent that any process, notice, motion or other application to either of said courts, and any papers in connection with arbitration, may be served by registered or certified mail, return receipt requested, by personal services, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

           (c)   The arbitrators shall have no power to alter or modify any express provision of this Agreement, or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of this Agreement shall be made to the arbitrators and not to any Court, and the arbitrators shall empowered to determine whether valid grounds for reformation exist.

           (d)   Arbitration proceedings must be instituted by any party hereto within one year after the claimed breach occurred, and such party’s failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings by such party and a waiver of such claimed breach. Notwithstanding any law or rule to the contrary, the determination of whether said one-year period has expired shall be made by the Court and shall not be within the jurisdiction of the arbitrators.

           16.   WAIVER: No delay on the part of the Company in the exercise or enforcement of any of the terms herein shall operate as a waiver of the right to proceed thereunder nor shall any single or partial exercise by the Company preclude other or further exercise thereof.

           17.   SEVERABILITY AND ENFORCABILITY: If any covenant contained in this Agreement, is hereafter construed to be invalid or unenforceable, by reason of the extent, duration or scope thereof, or otherwise, then the court or arbitrators making such determination shall have the right to reduce such extent, duration, scope or other provisions hereof, and in their reduced form such restrictions and provisions shall then be enforceable in the manner contemplated hereby.

           18.   SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Executive's heirs and legal representatives. This Agreement and the rights, obligations, interest and benefits of the Executive hereunder shall not, however, be subject to voluntary or involuntary assignment, transfer, pledge, hypothecation or other form of alienation or disposition, directly or indirectly, without the prior written consent of the Company, and any such unauthorized assignment or transfer shall be null and void.

           19.   MODIFICATION AND WAIVER: No modification or waiver of any of the provisions herein contained shall be binding upon either of the parties hereto unless made in writing and signed by the Executive and countersigned on behalf of the Company by a duly authorized officer thereof. This Agreement contains the entire understanding between the parties hereto, and there are merged herein all prior, contemporaneous and collateral covenants, representations, undertakings and conditions made in connection with the subject matter hereof.

           20.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of such counterparts shall constitute but one and the same Agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its officer, hereunto duly authorized, and the Executive has executed this Agreement, intending to be legally bound hereby, on or as of the date first above set forth.

Witness:	INTERPOOL LIMITED By: Martin Tuchman Chief Executive Officer

WILLIAM GEOGHAN